EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-208704, 333-192897, 333-191211, and 333-139679 on Form S-1 and in Registration Statement Nos. 333-207642, 333-198848, 333-193148, 333-189759, 333-188682, 333-187945, 333-185585, 333-184359, 333-176372, 333-152483, 333-152970, 333-153434, and 333-151075 on Form S-3 and in Registration Statement Nos. 333-205580, 333-197322, 333-190534, 333-193302, and 333-145704 on Form S-8 of CombiMatrix Corporation of our report dated February 18, 2016 relating to our audits of the consolidated financial statements of CombiMatrix Corporation as of and for each of the years ended December 31, 2015 and 2014, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Our report, dated February 18, 2016, contains an explanatory paragraph that states that CombiMatrix Corporation has limited working capital and a history of incurring net losses and net operating cash flow deficits.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ HASKELL & WHITE LLP

Irvine, California

February 18, 2016